Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

SBH Associates, Inc.

We consent to the reference to our firm under the caption “Experts” on the Registration Statement on Form S-1 and related Prospectus of SBH Associates, Inc. for the registration of shares of its common stock and to the inclusion of our report dated March 4, 2013 with respect to the financial statements of SBH Associates, Inc. as of January 31, 2013 and for the fiscal period then ended.

/s/ L.L. Bradford & Company

Houston, Texas

March 11, 2013